Prospectus Supplement No. 2

Filed Pursuant to Rule 424(b)(3)

File No. 333-126196

VELOCITY EXPRESS CORPORATION

Prospectus Supplement No. 2

(to Prospectus dated August 5, 2005)

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated August 5, 2005, as supplemented and amended by Supplement No. 1 thereto dated October 27, 2005 (collectively, the “Prospectus”), relating to the sale from time to time of up to 23,782,801 shares of our common stock by certain selling shareholders.

On November 4, 2005, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K relating to a change in our certifying accountant. On November 9, 2005, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K/A relating to the same matter. The attached information supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 2 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the NASDAQ Capital Market and trade under the ticker symbol “VEXP.” On November 9, 2005, the closing price of a share on the NASDAQ Capital Market was $3.34.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 4 of the Prospectus dated August 5, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is November 10, 2005.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 31, 2005

Date of report (Date of earliest event reported)

Velocity Express Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North,

Bldg. B, Suite 300

Westport, Connecticut 06880

(Address of principal executive offices, including zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On October 31, 2005, following discussions with Ernst & Young LLP (“E&Y”) and the audit committee of the board of directors of Velocity Express Corporation (the “Company”), E&Y informed the Company that it would cease serving as the Company’s auditor upon the earlier of completion of interim review for the Company’s interim period ended October 1, 2005 or upon the Company hiring new a independent registered public accounting firm.

The reports of E&Y on the financial statements of the Company as of and for the years ended July 2, 2005 and July 3, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not further qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended July 2, 2005 and July 3, 2004 and through November 4, 2005, there have been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in its reports on the Company’s financial statements for such years.

During the years ended July 2, 2005 and July 3, 2004 and through November 4, 2005, there have been no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that in connection with the completion of the year-end audit for July 2, 2005 and July 3, 2004 Ernst & Young advised the Company and the Audit Committee that they noted certain matters considered to be material weaknesses and significant deficiencies in the design or operation of the Company’s internal controls that, in their judgment, could adversely affect the Company’s ability to record, process, summarize and report financial data consistent with the assertions of management in the consolidated financial statements. Specifically, Ernst & Young recommended that the Company as of July 3, 2004 improve its entity level controls by hiring key finance personnel including a Chief Financial Officer and Corporate Controller; ensure the timely preparation of accounting reconciliations and analyses; perform timely cutoff and reviews of accounts payable; and fully reconcile cash applications on a timely basis for its accounts receivable balance. In connection with the preparation of the Company’s consolidated financial statements for the year ended July 2, 2005, Ernst & Young recommended that the Company needs to fully reconcile cash applications on a timely basis related to its accounts receivable accounts and hire additional finance staff so that the Companys is able to prepare financial statements in a timely manner.

The Company has requested that E&Y furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velocity Express Corporation

Date: November 4, 2005	By:	/s/ Wesley C. Fredenburg
Wesley C. Fredenburg General Counsel

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 4, 2005

Date of report (Date of earliest event reported)

Velocity Express Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North,

Bldg. B, Suite 300

Westport, Connecticut 06880

(Address of principal executive offices, including zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

(a) As previously reported, on November 4, 2005, Ernst & Young LLP (“E&Y”) provided notice to the Company that it would cease serving as the Company’s independent registered public accounting firm upon the earlier of completion of interim review for the Company’s interim period ended October 1, 2005 or upon the Company hiring a new independent registered public accounting firm. This amendment is being filed to report that the Company has hired a new independent registered public accounting firm and that E&Y is no longer the Company’s independent registered public accounting firm.

The reports of E&Y on the financial statements of the Company as of and for the years ended July 2, 2005 and July 3, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not further qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended July 2, 2005 and July 3, 2004 and through November 8, 2005, there have been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in its reports on the Company’s financial statements for such years.

During the years ended July 2, 2005 and July 3, 2004 and through November 8, 2005, there have been no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that in connection with the completion of the year-end audit for July 2, 2005 and July 3, 2004 E&Y advised the Company and Company’s audit committee that they noted certain matters considered to be material weaknesses and significant deficiencies in the design or operation of the Company’s internal controls that, in their judgment, could adversely affect the Company’s ability to record, process, summarize and report financial data consistent with the assertions of management in the consolidated financial statements. Specifically, E&Y recommended that the Company as of July 3, 2004 improve its entity level controls by hiring key finance personnel including a Chief Financial Officer and Corporate Controller; ensure the timely preparation of accounting reconciliations and analyses; perform timely cutoff and reviews of accounts payable; and fully reconcile cash applications on a timely basis for its accounts receivable balance. In connection with the preparation of the Company’s consolidated financial statements for the year ended July 2, 2005, E&Y recommended that the Company fully reconcile cash applications on a timely basis related to its accounts receivable accounts and hire additional finance staff so that the Company is able to prepare financial statements in a timely manner.

The Company requested that E&Y furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the Company’s statements contained in the November 4, 2005 Form 8-K. A copy of such letter, dated November 7, 2005, is filed as Exhibit 16.1 to this Form 8-K/A. The Company has also requested that E&Y furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of said letter is filed as Exhibit 16.2 to this Form 8-K/A.

(b) On November 8, 2005, the audit committee of the board of directors of the Company engaged UHY LLP (“UHY”) as the Company’s independent registered public accounting firm commencing with work to be performed in relation to our fiscal quarter ended October 1, 2005, and in connection with the audit of our financial statements for the fiscal year ending July 1, 2006. The Company has had no occasions in the past two years upon which it has consulted with UHY on any matters.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

See “Exhibit Index.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velocity Express Corporation

Date: November 8, 2005	By:	/s/ Wesley C. Fredenburg
Wesley C. Fredenburg
General Counsel

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EXHIBIT INDEX

Exhibit Number	Description
16.1	Letter on Change in Certifying Accountant, dated November 7, 2005.

16.2	Letter on Change in Certifying Accountant, dated November 9, 2005.

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EXHIBIT 16.1

■ Ernst & Young LLP 1111 Summer Street Starnford, Connecticut 06905	■ Phone: (203) 674-3000 Fax: (203) 674-3001 www.ey.com

November 7, 2005

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Velocity Express Corporation (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Velocity Express Corporation’s Form 8-K report dated November 4, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Regarding the registrant’s statement concerning the material weaknesses and significant deficiencies in the design or operation of the Company’s internal controls, included in the fourth paragraph on page 2 therein, we had considered such matters in determining the nature, timing, and extent of procedures performed in our audit of the registrant’s 2005 and 2004 financial statements.

Very truly yours,

Attachment

A Member Practice of Ernst & Young Global

ATTACHMENT

ITEM 4.01	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On October 31, 2005, following discussions with Ernst & Young LLP (“E&Y”) and the audit committee of the board of directors of Velocity Express Corporation (the “Company”), E&Y informed the Company that it would cease serving as the Company’s auditor upon the earlier of completion of interim review for the Company’s interim period ended October 1, 2005 or upon the Company hiring new a independent registered public accounting firm.

The reports of E&Y on the financial statements of the Company as of and for the years ended July 2, 2005 and July 3, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not further qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended July 2, 2005 and July 3, 2004 and through November 4, 2005, there have been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in its reports on the Company’s financial statements for such years.

During the years ended July 2, 2005 and July 3, 2004 and through November 4, 2005, there have been no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that in connection with the completion of the year-end audit for July 2, 2005 and July 3, 2004 Ernst & Young advised the Company and the Audit Committee that they noted certain matters considered to be material weaknesses and significant deficiencies in the design or operation of the Company’s internal controls that, in their judgment, could adversely affect the Company’s ability to record, process, summarize and report financial data consistent with the assertions of management in the consolidated financial statements. Specifically, Ernst & Young recommended that the Company as of July 3, 2004 improve its entity level controls by hiring key finance personnel including a Chief Financial Officer and Corporate Controller; ensure the timely preparation of accounting reconciliations and analyses; perform timely cutoff and reviews of accounts payable; and fully reconcile cash applications on a timely basis for its accounts receivable balance. In connection with the preparation of the Company’s consolidated financial statements for the year ended July 2, 2005, Ernst & Young recommended that the Company needs to fully reconcile cash applications on a timely basis related to its accounts receivable accounts and hire additional finance staff so that the Company is able to prepare financial statements in a timely manner.

The Company has requested that E&Y furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements.

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Exhibit 16.2

November 9, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated November 4, 2005, of Velocity Express Corporation and are in agreement with the statements contained in the first through fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained in paragraph six therein.

/s/ Ernst & Young LLP